Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Third Quarter Results;
Re-Affirms Full-Year Earnings Outlook
Q3 adjusted EPS increases 15 percent to $2.68 excluding one-time items
Q3 Sales increase 9 percent driven by acquisitions and volume growth
Full-year EPS guidance remains $3.40 to $3.60; sales growth outlook increases to 5-6%

MARYSVILLE, Ohio (August 4, 2015) - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced strong sales and adjusted earnings growth for its fiscal third quarter. The Company also reiterated its full-year adjusted earnings guidance range of $3.40 to $3.60 per share and said it expects sales for the full year to exceed its original outlook to a range of 5 to 6 percent growth.

For the quarter ended June 27, 2015, company-wide net sales increased 9 percent to $1.21 billion due to strong growth for both Global Consumer and Scotts LawnService. Adjusted earnings improved 15 percent to $2.68 per share, excluding impairment, restructuring and other one-time charges.

Consumer purchases in the U.S. - as measured by point-of-sale (POS) data from the Company’s largest retail partners - declined 1 percent in the third quarter, compared with a year ago. On a year-to-date basis entering August, consumer purchases were up 1 percent driven by strong gains in Ortho and Roundup as well as mulch and Miracle-Gro branded soils. Consumer purchases of lawn fertilizer were down 8 percent entering August.

“We’ve seen meaningful market share gains in key categories, have had a solid year of execution and continue to get outstanding support from our consumers and retail partners,” said Jim Hagedorn, chairman and chief executive officer. “I’m pleased with our overall execution in the areas that we can control and I applaud our associates for their continued focus. But whether it was the harsh and extended winter in the Northeast, historic flooding in Texas, the record rainfall this summer in the Midwest or the drought in California, 2015 has been a season of extremes.

“The fundamentals of the company remain strong and most of our product categories have fared well. The weather-related impact on lawn fertilizer, however, has caused product mix challenges that will result in a lower-than-expected gross margin rate. Even with those challenges, I am confident in our ability to achieve the earnings guidance we established early this season.”

Third quarter details
Global Consumer sales increased 9 percent, or 12 percent excluding the impact of foreign exchange rates, to $1.10 billion. The increase was driven by a combination of organic sales, up 6 percent, and acquisitions, which contributed 6 percent growth. Scotts LawnService sales increased 12 percent to $103.7 million in the third quarter primarily due to higher customer count and the impact of acquisitions.

For the quarter, the company-wide adjusted gross margin rate was 37.5 percent compared with 37.9 percent a year ago. The year-over-year difference was primarily attributable to unfavorable product mix. Selling, general and administrative expenses (SG&A) were up 3 percent in the quarter to $193.8 million.

Adjusted income attributable to controlling interest from continuing operations was $167.2 million, or $2.68 per share. That compares to $146.0 million, or $2.34 per share a year ago. Those results exclude impairment, restructuring and other one-time charges in the quarter of $51.7 million primarily related to current and expected costs associated with consumer complaints regarding the Company’s newly formulated Scotts Turf Builder Bonus S Southern Weed and Feed product. ScottsMiracle-Gro withdrew the product from the market in nine states in mid-May and has been working with affected homeowners who reported lawn damage after using the product.

“We now expect internal costs related to this issue to be in the range of $7 to $10 million, which is slightly higher than our original estimates” said Randy Coleman, executive vice president and chief financial officer. “While we also have established a much larger insurance reserve in the quarter to cover the total expected claims costs, we will begin to recover those reserves as we receive reimbursements from our insurance providers in the weeks and months ahead.

“Given the one-time nature of this issue, we believe it’s appropriate to exclude any costs related to Bonus S from our adjusted earnings so that investors can get an accurate picture of how our business has performed this year. This is an approach that is consistent with our past practices. We do not anticipate the Bonus S issue having any negative impact on fiscal 2016.”

When including all charges, income attributable to controlling interest from continuing operations was $133.4 million, or $2.14 per share. That compares with $120.7 million, or $1.93 million from the same period a year ago.

Year-to-Date Details
Net sales for the first nine months of fiscal 2015 increased 6 percent to $2.53 billion, compared to $2.39 billion a year ago. Sales in the Global Consumer segment increased 6 percent, or 9 percent excluding the impact of foreign exchange rates, to $2.33 billion. Within the segment, organic sales increased 5 percent and acquisitions accounted for 4 percent growth.

For the first nine months of the year, Scotts LawnService sales increased 8 percent to $180.8 million.

The adjusted company-wide gross margin rate for the first nine months decreased 100 basis points to 36.3 percent primarily due to unfavorable product mix. SG&A increased 3 percent to $540.4 million for the first nine months.

“Expense control continues to be an outstanding story and one that will remain a focus going forward,” Hagedorn said. “When excluding the impact of acquisitions and currency changes, SG&A is essentially flat as we continue to benefit from a disciplined approach to spending as well as restructuring efforts that have made us a more efficient organization.”

Adjusted income attributable to controlling interest from continuing operations was $226.5 million, or $3.65 per share, compared with $217.1 million, or $3.46 per share, during the same period a year ago. Including impairment, restructuring and other items, income attributable to controlling interest from continuing operations for the first nine months of fiscal 2015 was $183.4 million, or $2.95 per share, compared with $180.6 million, or $2.88 per share, a year ago.

Full-Year Outlook
In addition to re-affirming its adjusted earnings guidance, the Company increased its sales growth outlook from a range of 4 to 5 percent to a range of 5 to 6 percent. The gross margin rate, originally projected to be flat year-over-year, is now expected to decline 50 to 75 basis points. SG&A is expected to increase approximately 3 percent for the year.

Also, due its focus on acquisitions this year, the Company has repurchased fewer of its own shares than originally expected and will see higher interest expense in the fourth quarter. The full year share count is anticipated to be 62.2 million and interest expense is estimated to be $52 million. Operating cash flow is still anticipated to be approximately $275 million.

Conference Call and Webcast Scheduled for 9:00 a.m. ET Today, August 4
The Company will discuss results during a webcast and conference call today at 9:00 a.m. Eastern Time. Conference call participants should call 1-888-339-3503 (Conference Code: 7973058). A live webcast of the call will be available on the investor relations section of the Company's website at http://investor.scotts.com. An archive of the webcast, as well as any accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will remain available for at least 12 months. In addition, a replay of the call can be heard by calling 1-888-203-1112. The replay will be available for 30 days.

About ScottsMiracle-Gro
With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Increases in the prices of raw materials and fuel costs could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company’s international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 27% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•
The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statement of Operations
(In millions, except for per common share data)
(Unaudited)

		Three Months Ended			Nine Months Ended
	Footnotes	June 27, 2015	June 28, 2014	% Change	June 27, 2015	June 28, 2014	% Change
Net sales		$1,214.8	$1,116.4	9%	$2,533.3	$2,387.0	6%
Cost of sales		762.2	693.1		1,617.9	1,496.0
Cost of sales - impairment, restructuring and other		3.4	—		3.6	—
Gross profit		449.2	423.3	6%	911.8	891.0	2%
% of sales		37.0%	37.9%		36.0%	37.3%
Operating expenses:
Selling, general and administrative		193.8	189.0	3%	540.4	525.6	3%
Impairment, restructuring and other		40.9	39.2		55.4	45.6
Other income, net		(3.2)	(5.8)		(5.0)	(8.5)
Income from operations		217.7	200.9	8%	321.0	328.3	(2)%
% of sales		17.9%	18.0%		12.7%	13.8%
Costs related to refinancing		—	—		—	10.7
Interest expense		14.3	12.8		39.0	38.7
Income from continuing operations before income taxes		203.4	188.1	8%	282.0	278.9	1%
Income tax expense from continuing operations		70.4	67.4		98.7	98.3
Income from continuing operations		133.0	120.7	10%	183.3	180.6	1%
Income from discontinued operations, net of tax	(3)	—	1.0		—	1.1
Net income		$133.0	$121.7		$183.3	$181.7
Net loss attributable to noncontrolling interest		0.4	—		0.1	—
Net income attributable to controlling interest		$133.4	$121.7		$183.4	$181.7
Basic income per common share:	(1)
Income from continuing operations		$2.18	$1.97	11%	$3.01	$2.93	3%
Income from discontinued operations		—	0.02		—	0.02
Net income		$2.18	$1.99		$3.01	$2.95
Diluted income per common share:	(2)
Income from continuing operations		$2.14	$1.93	11%	$2.95	$2.88	2%
Income from discontinued operations		—	0.02		—	0.02
Net income		$2.14	$1.95		$2.95	$2.90
Common shares used in basic income per share calculation		61.3	61.3	—%	61.0	61.7	(1)%
Common shares and potential common shares used in diluted income per share calculation		62.3	62.4	—%	62.1	62.8	(1)%

Non-GAAP results from continuing operations:
Adjusted income attributable to controlling interest from continuing operations	(4)	$167.2	$146.0	15%	$226.5	$217.1	4%
Adjusted diluted income per share from continuing operations	(2) (4)	$2.68	$2.34	15%	$3.65	$3.46	5%
Adjusted EBITDA	(3) (4)	$270.4	$252.3	7%	$405.7	$412.0	(2)%
Note: See accompanying footnotes on page 9

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales and Income (Loss) from Continuing Operations before Income Taxes by Segment
(In millions)
(Unaudited)

The Company is divided into the following reportable segments: Global Consumer and Scotts LawnService®. This division of reportable segments is consistent with how the segments report to, and are managed by, the chief operating decision maker of the Company.

Segment performance is evaluated based on several factors, including income (loss) from continuing operations before amortization, impairment, restructuring and other charges, which is not a generally accepted accounting principle ("GAAP") measure. Senior management of the Company uses this measure of operating profit (loss) to evaluate segment performance because we believe this measure is the most indicative of performance trends and the overall earnings potential of each segment.

Corporate & Other consists of revenues and expenses associated with the Company’s supply agreements with Israel Chemicals Ltd. and the amortization related to the Roundup® Marketing Agreement, as well as corporate, general and administrative expenses and certain other income/expense items not allocated to the business segments.

	Three Months Ended			Nine Months Ended
	June 27, 2015	June 28, 2014	% Change	June 27, 2015	June 28, 2014	% Change
Net Sales:
Global Consumer	$1,102.5	$1,012.8	9%	$2,330.4	$2,197.2	6%
Scotts LawnService®	103.7	92.8	12%	180.8	168.0	8%
Segment total	1,206.2	1,105.6	9%	2,511.2	2,365.2	6%
Corporate & Other	8.6	10.8		22.1	21.8
Consolidated	$1,214.8	$1,116.4	9%	$2,533.3	$2,387.0	6%

Income (Loss) from Continuing Operations before Income Taxes:
Global Consumer	$269.2	$244.5	10%	$467.0	$446.6	5%
Scotts LawnService®	26.4	20.7	28%	5.3	3.0	77%
Segment total	295.6	265.2		472.3	449.6
Corporate & Other	(21.2)	(21.4)		(73.2)	(66.1)
Intangible asset amortization	(5.0)	(3.7)		(11.7)	(9.6)
Impairment, restructuring and other	(51.7)	(39.2)		(66.4)	(45.6)
Costs related to refinancing	—	—		—	(10.7)
Interest expense	(14.3)	(12.8)		(39.0)	(38.7)
Consolidated	$203.4	$188.1	8%	$282.0	$278.9	1%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	June 27, 2015	June 28, 2014	September 30, 2014

ASSETS
Current assets:
Cash and cash equivalents	$79.9	$147.2	$89.3
Accounts receivable, net	812.9	750.1	337.7
Inventories	415.8	387.8	385.1
Prepaids and other current assets	131.6	125.9	122.9
Total current assets	1,440.2	1,411.0	935.0
Property, plant and equipment, net	447.9	443.4	437.0
Goodwill	430.6	333.3	350.9
Intangible assets, net	671.2	281.3	302.7
Other assets	28.2	37.4	32.7
Total assets	$3,018.1	$2,506.4	$2,058.3
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$316.4	$200.5	$91.9
Accounts payable	315.7	279.3	193.3
Marketing and license agreement obligation	300.0	—	—
Other current liabilities	410.8	428.6	259.5
Total current liabilities	1,342.9	908.4	544.7
Long-term debt	738.4	628.7	692.4
Other liabilities	243.4	214.1	254.0
Total liabilities	2,324.7	1,751.2	1,491.1
Shareholders' equity	693.4	755.2	567.2
Total liabilities and shareholders’ equity	$3,018.1	$2,506.4	$2,058.3

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non- GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Three Months Ended June 27, 2015			Three Months Ended June 28, 2014
	As Reported	Impairment, Restructuring and Other	Adjusted	As Reported	Impairment, Restructuring and Other	Adjusted
Net sales	$1,214.8	$(10.6)	$1,225.4	$1,116.4	$—	$1,116.4
Cost of sales	762.2	(3.2)	765.4	693.1	—	693.1
Cost of sales - impairment, restructuring and other	3.4	3.4	—	—	—	—
Gross profit	449.2	(10.8)	460.0	423.3	—	423.3
% of sales	37.0%		37.5%	37.9%		37.9%
Operating expenses:
Selling, general and administrative	193.8	—	193.8	189.0	—	189.0
Impairment, restructuring and other	40.9	40.9	—	39.2	39.2	—
Other income, net	(3.2)	—	(3.2)	(5.8)	—	(5.8)
Income from operations	217.7	(51.7)	269.4	200.9	(39.2)	240.1
% of sales	17.9%		22.0%	18.0%		21.5%
Costs related to refinancing	—	—	—	—	—	—
Interest expense	14.3	—	14.3	12.8	—	12.8
Income from continuing operations before income taxes	203.4	(51.7)	255.1	188.1	(39.2)	227.3
Income tax expense from continuing operations	70.4	(17.9)	88.3	67.4	(13.9)	81.3
Income from continuing operations	133.0	(33.8)	166.8	120.7	(25.3)	146.0
Loss attributable to noncontrolling interest	0.4	—	0.4	—	—	—
Income attributable to controlling interest from continuing operations	$133.4	$(33.8)	$167.2	$120.7	$(25.3)	$146.0
Basic income per share from continuing operations	$2.18	$(0.55)	$2.73	$1.97	$(0.41)	$2.38
Diluted income per share from continuing operations	$2.14	$(0.54)	$2.68	$1.93	$(0.41)	$2.34
Common shares used in basic income per share calculation	61.3	61.3	61.3	61.3	61.3	61.3
Common shares and potential common shares used in diluted income per share calculation	62.3	62.3	62.3	62.4	62.4	62.4
Calculation of Adjusted EBITDA:
Income from continuing operations	$133.0			$120.7
Income tax expense from continuing operations	70.4			67.4
Income from discontinued operations, net of tax	—			1.0
Income tax expense from discontinued operations	—			0.5
Interest expense	14.3			12.8
Depreciation	13.3			12.4
Amortization (including Roundup)	5.2			3.9
Impairment, restructuring and other	31.4			33.7
Mark-to-market adjustments on derivatives	2.8			(0.1)
Adjusted EBITDA	$270.4			$252.3
Note: See accompanying footnotes on page 9

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non- GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Nine Months Ended June 27, 2015			Nine Months Ended June 28, 2014
	As Reported	Impairment, Restructuring and Other	Adjusted	As Reported	Impairment, Restructuring and Other	Costs Related to Refinancing	Adjusted
Net sales	$2,533.3	$(10.6)	$2,543.9	$2,387.0	$—	$—	$2,387.0
Cost of sales	1,617.9	(3.2)	1,621.1	1,496.0	—	—	1,496.0
Cost of sales - impairment, restructuring and other	3.6	3.6	—	—	—	—	—
Gross profit	911.8	(11.0)	922.8	891.0	—	—	891.0
% of sales	36.0%		36.3%	37.3%			37.3%
Operating expenses:
Selling, general and administrative	540.4	—	540.4	525.6	—	—	525.6
Impairment, restructuring and other	55.4	55.4	—	45.6	45.6	—	—
Other income, net	(5.0)	—	(5.0)	(8.5)	—	—	(8.5)
Income from operations	321.0	(66.4)	387.4	328.3	(45.6)	—	373.9
% of sales	12.7%		15.2%	13.8%			15.7%
Costs related to refinancing	—	—	—	10.7	—	10.7	—
Interest expense	39.0	—	39.0	38.7	—	—	38.7
Income from continuing operations before income taxes	282.0	(66.4)	348.4	278.9	(45.6)	(10.7)	335.2
Income tax expense from continuing operations	98.7	(23.3)	122.0	98.3	(16.0)	(3.8)	118.1
Income from continuing operations	183.3	(43.1)	226.4	180.6	(29.6)	(6.9)	217.1
Loss attributable to noncontrolling interest	0.1	—	0.1	—	—	—	—
Income attributable to controlling interest from continuing operations	$183.4	$(43.1)	$226.5	$180.6	$(29.6)	$(6.9)	$217.1
Basic income per share from continuing operations	$3.01	$(0.70)	$3.71	$2.93	$(0.47)	$(0.11)	$3.51
Diluted income per share from continuing operations	$2.95	$(0.70)	$3.65	$2.88	$(0.47)	$(0.11)	$3.46
Common shares used in basic income per share calculation	61.0	61.0	61.0	61.7	61.7	61.7	61.7
Common shares and potential common shares used in diluted income per share calculation	62.1	62.1	62.1	62.8	62.8	62.8	62.8
Calculation of Adjusted EBITDA:
Income from continuing operations	$183.3			$180.6
Income tax expense from continuing operations	98.7			98.3
Income from discontinued operations, net of tax	—			1.1
Income tax expense from discontinued operations	—			1.0
Costs related to refinancing	—			10.7
Interest expense	39.0			38.7
Depreciation	38.2			37.8
Amortization (including Roundup)	12.3			10.2
Impairment, restructuring and other	31.4			33.7
Mark-to-market adjustments on derivatives	2.8			(0.1)
Adjusted EBITDA	$405.7			$412.0

Note: See accompanying footnotes on page 9

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income per common share amounts are calculated by dividing income from continuing operations, income from discontinued operations and net income attributable to controlling interest by the weighted average number of common shares outstanding during the period.

(2)
Diluted income per common share amounts are calculated by dividing income from continuing operations, income from discontinued operations and net income attributable to controlling interest by the weighted average number of common shares, plus all potential dilutive securities (common stock options, stock appreciation rights, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)
In the second quarter of fiscal 2014, the Company completed the sale of its Wild Bird Food business. As a result, effective in its second quarter of fiscal 2014, the Company classified its results of operations for all periods presented to reflect the Wild Bird Food business as a discontinued operation.

(4)
The Reconciliation of Non-GAAP Disclosure Items includes the following non-GAAP financial measures:
Adjusted income attributable to controlling interest from continuing operations and adjusted diluted income per share attributable to controlling interest from continuing operations - These measures exclude charges or credits relating to impairments, restructurings, discontinued operations and other unusual items such as costs or gains related to discrete projects or transactions that are apart from, and not indicative of, the results of the operations of the business.

Adjusted EBITDA - This measure is calculated as net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring, non-cash items affecting net income. We believe this measure provides additional information for determining our ability to meet debt service requirements. The presentation of adjusted EBITDA herein is intended to be consistent with the calculation of that measure as required by our borrowing arrangements, and used to calculate a leverage ratio (maximum of 4.00 at June 27, 2015) and an interest coverage ratio (minimum of 3.50 for the twelve months ended June 27, 2015). The Company was in compliance with the terms of all debt covenants at June 27, 2015.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparison between current results and results in prior operating periods. The Company believes that these non-GAAP financial measures are the most indicative of the Company's ongoing earnings capabilities and that disclosure of these non-GAAP financial measures therefore provides useful information to investors and other users of its financial statements, such as lenders. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.